EXHIBIT 23.3

KPMG AG
Audit Financial Services
Badenerstrasse 172	P.O. Box	Telephone +4158 249 31 31
CH-8004 Zurich	CH-8026 Zurich	Fax +41 58 249 44 06
Internet www.kpmg.ch

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Credit Suisse Group AG

We consent to the use of our reports dated March 20, 2015, with respect to the consolidated balance sheets of Credit Suisse Group AG and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in equity, comprehensive income and cash flows, and notes thereto for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG AG

/s/ Simon Ryder	/s/ Anthony Anzevino
Simon Ryder	Anthony Anzevino
Licensed Audit Expert	Global Lead Partner
Auditor in Charge

Zurich, Switzerland
March 20, 2015